Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

Conference Title: Ryder System First Quarter 2022 Earnings Release Conference Call
Date: Wednesday, 27th April 2022

Operator: Good morning and welcome to the Ryder System first quarter 2022 earnings release conference call. All lines are any listen only mode until after the presentation. Today's call is being recorded. If you have any objections, please disconnect at this time. I would now like to introduce Mr. Bob Brunn, senior vice president investor relations and corporate strategy for Ryder. Mr. Brunn, you may begin.

Bob Brunn: Thanks very much. Good morning and welcome to Ryder's first quarter 2022 earning conference call. I'd like to remind you just during this presentation, you'll hear some forward looking statements within the meaning of the Private Securities Litigation Report Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic business, competitive market political and regulatory factors. More detailed information about these factors and a reconciliation of each non-GAAP financial measure to the nearest GAAP measure is contained in this morning's earnings release call presentation and in Ryder's filings with the Securities and Exchange Commission, which are available on Ryder's website. Presenting on today's call Robert Sanchez, chairman and chief executive officer, and John Diez, executive vice president, and chief financial officer. Additionally, Tom Havens, president of global fleet management solutions, and Steve Sensing, president of global supply chain solutions and dedicated transportation are on the call today and available for questions following the presentation. At this time, I'll turn the call over to Robert.

Robert Sanchez: Good morning, everyone. And thanks for joining us. I'm very pleased with our performance this quarter, and I'm excited to share the significant progress that we're making on our strategy to create long term shareholder value through increased returns in fleet management and accelerating growth in our higher return supply chain and dedicated businesses. I'll begin the call by providing you with a strategic update. John will then take you through our first quarter results, which exceeded our expectations again this quarter. We'll then discuss our outlook. Let's start on slide four. I'm pleased to share that our two recent supply chain acquisitions, Whiplash and Midwest warehouse and distribution system are built performing well. And in line with expectations, these acquisitions support our strategy to accelerate growth in our asset light supply chain business. Whiplash significantly grows our E fulfillment network with scalable e-commerce and omnichannel fulfillment solutions. And Midwest expands our multi-client warehousing offering. We expect both acquisitions to be accretive to 2022 earnings.

Sales activity across all segments remain strong following record, new contract wins and supply chain and dedicated in 2021. And again, in the first quarter of this year. Challenges impacting labor, supply chains and truck production continue to provide us with additional growth opportunities because they focus companies leadership on the importance of transportation and supply chains and drive companies to make long term outsourcing decisions. FMS is also benefiting as companies look to source truck capacity in this extremely tight market. We generated record Roe of 25% for the trailing 12 month period. Reflecting strong demand in pricing in our used vehicle sales and rental, as well as benefits from
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

our multi-year lease pricing and maintenance cost savings initiatives. Roe also improved from a declining depreciation expense from prior residual value estimate changes.

We increase our full year 2022 ROE forecast to 23 to 25% from our prior forecast of 20 to 22% reflecting the strong market environment in FMS. We're on track to return to our high single digit target in EBT as a percent of operating revenue in supply chain and dedicated in the second half of the year, reflecting pricing adjustments to recover higher labor costs as well as growth we're executing. Our previously announced $300 million accelerated share repurchase program, which we expect to complete no later than October. Our balance sheet remains strong and provides capacity for additional acquisitions and share repurchase activity. We increased our full year 2022 free cash flow forecast to $550 to $650 million primarily to reflect $300 million and expected proceeds from UK asset sales related to our previously announced exit from our UK FMS business.

Slide five provides an overview of the investments we're making to drive accelerated growth and supply chain and dedicated, a key element of our strategy to generate higher returns, developing new and enhanced capabilities in e-commerce fulfillment, last mile delivery and freight brokerage provides opportunities to leverage profitable growth areas in the market and cross sale services. Innovative technology enables us to deliver value added logistics solutions that are in high demand. In previous quarters, I highlighted our Ryder last mile and Ryder share offerings. This quarter, I'll discuss our e-commerce fulfillment offering, which was significantly enhanced by our recent acquisition of Whiplash. Sales and marketing are a key to our brand awareness and ensuring customers are aware of the full array of supply chain capabilities. Our Ever Better campaign and increased digital marketing presence have driven a significant increase in qualified sales leads. We're also expanding our Salesforce and investing in their capabilities to drive additional growth opportunities.

We expect to continue pursuing M&A opportunities with a focus on adding new capabilities, geographies and/or industry verticals. These opportunities are an important way to accelerate growth, especially in supply chain and dedicated. And we have a strong track record of success in this area. Ryder Ventures, our corporate venture capital fund, aims to invest $50 million over five years through direct invest in startups. Our investments here advance strategic relationships to support development of new products that benefit our customers and solidify our position as an industry leader. We've made investments in numerous exciting areas, such as autonomous vehicle technology, e-commerce micro fulfillment and digital driver staffing, and are working with these startups to address important customer needs.

Slide six provides a closer look at Ryder's e-commerce fulfillment offering recently branded Ryder e-commerce by Whiplash. Through this offering, we have combined the best in class e-commerce fulfillment platform with industry leading logistics expertise to bring significant value to our customer. The combined solutions portfolio provide seamless direct to consumer retail and warehouse fulfillment nationwide with the ability to deliver to 100% of the US population within two days and 60% within one day. Our proven technology platform facilitates customer onboarding and easily integrates with customer e-commerce sales platforms. Additional customer benefits include streamlined orders and inventory management, as well as optimized carrier selection.
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

The platform also has the flexibility to scale to meet the needs of small to medium size businesses, as well as large enterprise brands. The ability to seamlessly scale with growth addresses a key pain point of emerging brands looking for a partner who can support them over time. Utilizing robotics and automation enhancement drives increased productivity, lower cost, improves safety and retention and enables seamless scaling within the same footprint. We're excited about the value Ryder e-commerce by Whiplash brings to the market and we expect this offering will be a key contributor to accelerated growth in supply chain. I'll turn the call over to John now to cover the first quarter results.

John Diez: Thanks, Robert. Total company results for the first quarter on page seven. Operating revenue of $2.2 billion in the first quarter increased 22% from the prior year reflecting revenue growth in all three business segments. Comparable earnings per share from continuing operations were $3 and 59 cents in the first quarter, up from $1.09 in the prior year. Higher earnings primarily reflect improved FMS performance in used vehicle sales rental, and lease as well as declining depreciation impact from prior residual value estimate changes. Earnings also increased from improved performance and dedicated. Return on equity, our primary financial metric, reached a record 25.4% for the trailing 12 month period. Reflecting improved FMS results. First quarter free cash will decline to $108 million from $241 million in the prior year, reflecting higher plan capital expenditures partially offset by higher used vehicle sales proceeds.

Turning to FMS results on page eight, fleet management solutions operating revenue increased 10%, reflecting 40% higher rental revenue driven by strong demand higher pricing. Rental pricing increased 8% primarily due to higher rates across all vehicle classes. FMS realized pre-tax earnings of $248 million up by $185 million from the prior year. $115 million of this improvement is from higher gains on used vehicles sold and a lowered depreciation expense impact related to prior residual value estimate changes. Improved rental performance also significantly contributed to increased FMS. Earning rental utilization on the powerfully was a record 82% of the quarter and above the prior year of 73% results also benefited from ongoing momentum from lease pricing initiatives, which provided a 4% increase in revenue per average active vehicle this quarter, partially offset by 2% smaller average active lease fleet. We expect to see incremental benefits going forward as we reprice leases at higher rates upon renewal over approximately the next three years. FMS EBT as a percent of operating revenue was 19.4% in the first quarter and 16.8% for the trailing 12 months, above the segment's long term target of low double digit.

Page nine highlights used vehicle sales results for the quarter. Used vehicle market conditions remain robust due to good freight activity and tight supply conditions, reflecting continued OEM production constraints. Higher sales proceeds reflect significantly increased market pricing. In North America, year over year proceeds more than doubled for both tractors and trucks. Sequentially, North America tractor proceeds were up 29% and truck proceeds were up 16% versus the fourth quarter 2021. During the quarter, we sold 4,300 used vehicles, down 35% versus the prior year due to lower inventory levels. Sales were down 20% sequentially from the fourth quarter, which include a large retail transaction. Used vehicle inventory was 3,200 vehicles at quarter end, below our target range of 7,000 to 9,000 vehicles. Average used vehicle pricing is well above our residual value estimates used for depreciation
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

purposes. We believe our residual value estimates are appropriate by on market conditions and our outlook.

Turning to supply chain on page 10, operating revenue versus the prior year increased 47% due to acquisitions and strong revenue growth in all industry verticals, reflecting new business and higher volumes. Operating revenue excluding acquisitions was up 21%. SES EBT increased 4% reflecting revenue growth from new business, partially offset by lower automotive earnings due to supply chain disruptions and labor challenges. SES EBTs percent of operating revenue of 4.6% was below target. We continue to expect that SES EBT percent will return to the high single digit target levels in the second half of 2022, reflecting growth from record sales, as well as pricing improvements in volume recovery in the auto sector.

Moving to dedicate on page 11, operating revenue increased 25% due to new business and increased pricing. DTS EBT increased 56% primarily due to revenue growth, improved performance and higher gains on sale vehicles used in DTF. These benefits were partially offset by increased labor costs. Dedicated EBT as a percent of operating revenue was just below target at 6.8%. We continue to expect that dedicated EBT percentages will return to high single digit target levels in the second half reflecting the new sales activity and pricing adjustments. Turning to slide 12, first quarter lease capital spending of $422 million was up year over year due to increased lease replacements. First quarter rental capital spending of $180 million increased modestly year over year, reflecting higher investment in light and medium duty truck classes, which are structurally more in demand.

Our full year 2022 CAPEX forecast is unchanged from prior forecast provided on our earnings call back in February. Our lease CAPEX forecast of $2 billion to $2.1 billion reflects higher lease replacement and growth capital versus 2021. In North America, we expect the average choice lease fleet to be unchanged year over year. However, the yearend fleet is expected to be up approximately 4,000 vehicles as vehicles are delivered later in the year, given this timing with the lease fleet growth growing late in 2022. We expect this will primarily benefit earnings in 2023. Our rental CAPEX forecast remains unchanged at $500 million and is below the prior year with our average fleet expected to grow by 10%. As we discussed on our prior call, in 2022, we are investing more capital on trucks versus tractors as trucks continue to benefit from strong demand and pricing trends supported by eCommerce growth. Additionally, light and medium duty trucks historically have been a less volatile asset class during a downturn.

Our full year 2022 forecast for gross capital expenditures remains at $2.7 billion to $2.8 billion. We expect proceeds from sale used vehicles of approximately $1.1 billion. This number now includes approximately $300 million in proceeds related to the exit of our UK SMS business and higher proceeds from the sale of used vehicles full year net capital expenditures are expected to be between $1.6 billion and $1.7 billion. Turning to slide 13, as mentioned earlier, we've increased our 2022 forecast for free cash flow and ROE. Our 2022 free cash flow forecast of $550 to $650 million includes $300 million at expected proceeds this year from the sale of UK assets as we wind down those operations. Balance sheet leverage is 256% at the end of the first quarter and is at the low end of our 250 to at 300% target range. We expect leverage to be below our target range for the balance of the year, providing capacity for additional acquisitions or share repurchases. 2022 return on equities expected to be between 23% and 25%,
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

reflecting strength in FMS and recovery of SCS and DTS returns to target levels in the second half of the year. I'll turn the call back now over to Robert to provide our EPS forecast for second quarter and full year 2022.
Robert Sanchez: Thanks, John. Turning to page 14, we're raising our full year comparable EPS forecast to third team to $14 up from the prior forecast of 11 to $12 and above our prior year of $9.58. We're also providing a second quarter comparable EPS forecast of 350 to 375 above the prior year of 240. Used vehicle sales and rental are the key drivers of our increased full year forecast. We continue to expect the very strong market conditions in used vehicle sales and rental to moderate in the second half of the year with slower freight growth partially offset by ongoing vehicle production constraints. Record new contract wins in 2021, and again, in the first quarter of 2022 in supply chain and dedicated combined as well as our recent supply chain acquisitions are benefitting 2022 revenue growth. We continue to expect supply chain and dedicated margins to return to their high single digit target range for EBT as a percent of operating revenue in the second half of the year, reflecting price increases to address higher labor cost.

Overall, we're pleased with trends that favor outsourcing and results of our efforts in sales, marketing, and new product development. We're confident in the actions that we're taking to increase returns and position us well to achieve our return targets over the cycle. That concludes our prepared remarks this morning. Before we go to questions, I'd like to remind you that we're hosting an investor day on June the third to be held in New York City. So please be sure to preregister as required if you'd like to attend in person. Also, please note that we expect to file our 10-Q this afternoon. Please limit yourself to one question each. If you have additional questions, you're welcome to get back in the queue and we'll take as many questions as we can. At this time. I'll turn over to the operator.

Operator: Thank you. And if you would like to ask a question, please signal by pressing star one on your telephone key pad. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star one to ask a question. We'll pause for just a moment to allow everyone an opportunity to signal for questions. And we'll now take our first question from Jordan Alliger with Goldman Sachs.

Jordan Alliger: Yeah. Hi, morning. Curious, I know you mentioned pricing adjustments would be a critical driver to getting the supply chain and the dedicated margins to the high single digit percent in the back half. I mean, does this sort of suggest that those pricing adjustments are kind of locked in or, and just waiting to deploy or how do you think about that, and as we hopefully move to that level? Thanks.

Robert Sanchez: Yeah, Jordan, I'll let Steve give you more color on that, but a lot of them are locked in. It's a matter of deploying and also the timing, but Steve, why don't you give him an update?
Steve Sensing: Yeah, Jordan, as Robert said, we are fundamentally changing the structure of our contracts. I think we shared that with you back late last year. So, there's a process that we're going through. I'd say on the SCS side, we've got a couple of accounts that we're going to close up here in Q2. And on the dedicated side, there'll be a little larger percentage, about 15% of the business that we're still trying to negotiate through. So as John and Robert both said, we expect that to return in the second half.
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

Jordan Alliger: Thank you.

Robert Sanchez: Thanks, Jordan.

Operator: If you find out your question has been answered, you may remove yourself from the queue by pressing the star key followed by the digit two. We'll now take our next question from Scott Group with Wolfe Research.

Scott Group: Hey, thanks. Good morning, guys. Can you help us with the $2 of higher earnings guidance for the year? Is there any way to put sort of some of the buckets, how much is from used, how much from rental, how much from anything else? And then just, Robert, bigger picture, when I look in the first quarter, 19% FMS pretax margins, that doesn't feel sustainable. Now, negative margins in 2019, 2020 certainly aren't the right number either. I'm struggling a little bit, what do we think, what should we think is a sort of the right normalized margin or range of margins for this business going forward?

Robert Sanchez: Yeah, let me first address the first part of your question really around how much of the raise is really used vehicle and rental versus the rest. I'll tell you the majority of the raise for the full year. So the $2 increase is driven by outperformance in used vehicle and rental. I mean, we saw both of those really have an extremely strong first quarter. We're continuing to see that strength in April. So really we haven't seen any signs of a slowdown, however, as part of our original plan and forecast. In our current forecast, we are assuming that there will be some slowdown in the second half, some moderation, if you will, in both of those. It is very difficult to tell though, when that's going to happen. I think everybody's trying to predict this cycle and it's not very easy to predict, so we'll see how it goes, but that's the assumption that we've made.

If you think about earnings for the business, we talked about on the last call we talked about over earning based on the forecast we had given over earning from rental and UVS of maybe $2.50 to three bucks. So you add the $2 to that now, and you're probably looking at $4.50 to $5, which would still get you around that $9 if you just do the math of earnings comparable earnings for 2022, but obviously that's not, we don't expect that to happen in 2022. So if you move forward in 2023 and 2024, you have to add to that $9 the growth of the base business. So the growth we're expecting to see in lease the growth and earnings we're expecting to see in our supply chain and dedicated businesses, which will certainly offset and raise that $9 over time. So I think that's probably a way to look at the whole business. In terms of the margins, we've laid out the target for FMS as being low double digit margin percent as really a good run rate level and long term target. And clearly, we're way above that now because of what's happened with rental and UBS.

Scott Group: Very helpful. Thank you, guys.

Robert Sanchez: Okay. Thanks, Scott.

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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

Operator: We'll now take our next question from Stephanie Moore with Truist.

Stephanie Moore: Hi, good morning.

Robert Sanchez: Hi, Stephanie.

Stephanie Moore: So I think just starting with your FMS leasing business pricing gains continued to be really strong, and I think should continue going forward with upcoming renewals, as you noted, but has the lack of truck of simply truck availability impacted almost near term volume, so to speak. And then is there an opportunity as we look forward where you'll still have some nice pricing on renewals, but also there'll be more vehicle availability where you'll see some nice call it volume gains as well, but you'll get the benefit of both? Thanks.

Robert Sanchez: Yeah. Yes, Stephanie, that's a great question because we are seeing benefits in pricing, but we're also having some limitations on growth because of the timing of OEM delivery. So, let me hand it over to Tom who can give you more color on that.

Tom Havens: Yeah, sure. Thanks, Robert. Good morning, Steph. I think I mentioned this on the last call, but we are somewhat constrained by the amount of slots that we've been able to get. And because of that, the majority of our sales here in the first quarter were really with our existing customer base and focused our sales on the existing customer base, which I guess to some extent would limit our growth in the short term. As John mentioned, though, by the end of the year, we do expect the lease fleet to be up about 4,000 units year over year, which should carry well into 2023. And we did finally see in Q1 sequentially an increase in the lease fleet in North America. I want to be clear on that the North American lease fleet was actually up from Q4 to Q1. And that was the first time we had seen that. So we finally turned the corner there on the lease fleet growth, so we should expect to see some lease fleet growth, particularly in North America as we move forward. And then as supply, as you mentioned, the supply kind of opens up and we start to see more lease deliveries and the OEMs produce more, we should expect to get our share of that growth as well.

Stephanie Moore: Thank you. I appreciate the color.

Operator: We'll now take our next question from Jeff Kaman with Vertical Research Partners.

Jeff Kauffman: Thank you very much. Well, congratulations, first of all, I mean, fantastic results. Great to see. So, I want to turn back the clock to 2018; economy was booming and starting to slow down, Ryder was adding to fleet. Some people question whether it was aggressive or not, and then 2019 and 2020, the bottom falls off. Don't know if that's happening this time, but just the idea that I think people are anxious about how the world's going to slow, how quickly, we don't know those answers. How do we avoid overgrowing this time around and kind of what's being done a little differently in the planning or how are you approaching this as we go into this very uncertain time later this year and next year?

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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

Robert Sanchez: Jeff, that's a great question. I think, look, there's a lot of things are different than in 2018. Clearly, we're in a very robust environment. I would say much more so even than we were in 2018, as it relates to rental and UBS. We have, as we've come out of this, it's certainly grown the lease the rental fleet, but have also made sure we don't overextend that growth as we manage through it and make sure that we have avenues to redeploy equipment as rental, we expect at some point will slow down some, but I tell you what's different, a few things that are really important that are different. Number one is the lower residual values that we have on the books. Now we've certainly taken residual values to much lower levels in the beginning of 2019, which in a lot of ways, de-risk the earnings of the company.

We've also, as we talk about in each earnings call, have increased the spread our leases, which are producing better earnings for the company also. So we've raised the watermark, if you will, of earnings for the company that even in a slow down, you are going to see some impact from maybe less rental margin, less gains, but overall, the overall earnings of the company are in a much different place than they were back in 2018. So I think that's the biggest difference. Other than that, I'll tell you, Tom has a playbook that he uses to manage through rental ups and downs. And I know we've talked a little bit about it externally, but John, I mean, Tom, if you want to give him a little color on some of the things that you're doing to help manage the ups and downs of the rental fleet through the cycle.

Tom Havens: Yeah. Just being really thoughtful about I'll start with the lease fleet, but being very thoughtful about the term outs of our lease fleet, the length of the leases that we're selling today with a view towards when we expect the downward cycle to come, or when the downward pressure on used truck pricing happens, to have fewer units coming through the system during that timeframe. And then of course from a rental perspective, we always have the lever to redeploy equipment and move vehicles to lease applications. I think one of the things that may be different going into this cycle, as well as the growth we're seeing in supply chain and dedicated, and we can use those rental assets to move into supply chain and dedicated to support their growth needs, as opposed to purchasing new equipment. That's a good avenue for us as we're seeing a strong growth there. And then look, we've got thousands of customers that need vehicles. We always have some level of replacement that happens in the lease fleet. And we can fund those replacements with existing equipment versus buying new as well. So we run all those plays as we go through a downward cycle and we believe as we go through the next one, whenever that is, we'll be able to run those plays and adjust the fleets quickly.

Jeff Kauffman: That was a great answer. And that's my one question, so thank you.

Robert Sanchez: Thanks, Jeff.

Operator: We'll now I'll take our next question from Alison [inaudible] with Wells Fargo.

Alison [?]: Hi, good morning. Just want to talk in sort of line with the last question. SCS, could you maybe nice organic growth there. Could you talk to the pipeline of opportunities? Is it slowing or is it continuing to expand? And I guess along with that, with the recessionary fears, how should we think of
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

that business through cycles at this point? How should that perform for you? Just any thoughts there? Thanks.

Robert Sanchez: Yeah. Well, let me just say that SCS had a record sales year last year. New contract signing had another record first quarter this first quarter. So the pipeline is certainly continues to be very strong as companies are really focused on their supply chains and how they can improve them and really right in our sweet spot of what we do. The other thing, I'll hand it over to Steven in a second, but I do want to remind you that supply chain dedicated and lease are all contractual businesses, multiyear contracts. So they are much less prone to swings in the economy. Obviously supply chain has been impacted this go around because of auto, but auto has a lot of pent up demand now, which we should see an improvement over the next several years as all those vehicles need to be built and that will certainly benefit our business there. And certainly as we work through some of the unprecedented labor issues that have been out there for drivers, but Steve, you want to give her a little more color on supply chain?

Steve Sensing: Yeah. Robert. Thank you, Alison. Yeah, the pipeline remains very, very strong. As Robert said, we had another record quarter here in Q1. We're going to relaunch our Ever Better campaign from a TV perspective in late summer of this year. So we had great traction over the last couple of years with that and contributed a very large percentage to the pipeline. And you can't undermine to the pent up demand in automotive. We have hope that that's going to come back in a big way here in the back half of the year. Our continued investment, if you look back to slide five, our continued investment in brokerage is a good on route for us, as well as our technology investments. Ryder share is a differentiator in the market and has contributed both on the SCS and the DTS side, and then our continued investment in our e-commerce platform, as well as our Ryder view 2.0, which is the big and bulky last mile customer facing technology. So we believe we're leading the market in the number of technology areas, which are extremely important to the end consumer.

Alison [?]: Great. And just going back to the contract side of it, is it based on volumes or is it sort of mixed? Just trying to understand sort of what the impact could be there understanding it is contractual for you.

Steve Sensing: Yeah. We are seeing some longer term contracts here recently over the last year or so. We've got some 10-year contracts that have come through for us, which is we haven't seen that over the last four or five years, but typically a three to five year deal is what we're signing across both dedicated and supply chain.

Robert Sanchez: Yeah. Another thing I'd add to that, Alison, is that most of the contracts are cost plus or a fixed in variable. So if you think about the leverage with earnings, they do have leverage as you have more volume you're you also get more margin.

Alison [?]: Got it. Helpful. Thank you.

Operator: We'll now take our next question from Todd Saller[?] with KeyBanc Capital Markets.
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

Todd Saller: Hey, great. Thanks. And good morning. Robert, I think historically there's been somewhat of a relationship between what we see in the four higher truckload markets and rental utilization, but I know over the last past couple of years, you've been shifting the mix within the rental fleet. Can you share with us either how to think about the rental fleet now versus prior cycle, like maybe mix of trucks versus tractors and how you would expect rental utilization to progress if we see some softness in the truckload market? And then out of the $4.50 to $5 of kind of over-earning that you laid out, how much of that do you think is rental versus UBS?

Robert Sanchez: So I'll let Tom give you a little bit more color, but yes, there has been historically a relationship with for hire and certainly our tractor rental business we have not seen has tied a relationship with the truck rental business. So that's why we have looked to move more of the fleet towards that truck rental. We're not done, but as you look at where we've been investing in growth, it has been on the truck site. So I'll let Tom give you a little bit more color on that shift to more truck and where we're at.

Tom Havens: Yeah, if you think about the capital that we've invested and the units that are yet to come in and rental and even forward looking a bit, but generally speaking, you'll see the growth of the rental fleet to be almost exclusively trucks and not tractors. So the tractor business really there to support any of our lease customers in the lease growth business. And what we've seen just recently in the first quarter is less reliance. We track kind of the business that we have in the various SIC codes across, and you can imagine we do business with everybody in rental, but the reliance on transports is down year over year. We're seeing more in the food and beverage type industries, and of course, the support of e-commerce, which is almost exclusively trucks. And we expect that to continue as we move forward and certainly our capital being invested in rental to support that growth in e-commerce.

Robert Sanchez: Let me just add to that. First of all, to reiterate what Tom said, here we are in April. I know there's been some discussion about softening in the spot market, but I can tell you that both our tractor and our truck rental utilization this month is still on pace for another record month. So we are not seeing yet any slow down there. doesn't mean that you won't, we won't see some at some point possibly in the tractor side, but we haven't seen it. And then the second part of your question about what percentage of the uplift, I'm sorry, of the over-earning, if you will, is UVS versus rental. John, I think it's 80%. The majority of it is UVS. John, you want to, you got the numbers there.

John Diez: Yeah. If you think about what we put out there in the waterfall at the beginning of the year, the lift of the $2 is primarily UVS with 80 to 85% coming from UBS. And then the balance is rental with some foots and takes in the other components, but it's primarily a UVS rental outperformance.
Todd Saller: Yeah, all of that helps. And obviously, Robert, there's concerns about the contagion in the truckload markets. And so I think that that context is very helpful for how the rental fleets position this cycle versus the prior cycle. I'll get back in the queue. Thanks for the time.

Robert Sanchez: Thanks, Todd.

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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

Operator: We'll now take our next question from Brian Ossenbeck with JP Morgan.

Brian Ossenbeck: Hey, good morning. Thanks for taking the time. Just wanted to ask a clarification on the auto side. It sounded like you expect some activity to improve in the back half of this year. Just wanted to see if you can add some more detail around that. Cause it also sounds like there's a pretty long runway that you're looking at. And then secondarily, if you can just maybe outline some of the expectations or even just the size of the eCommerce and E fulfillment business at this point in time, how you see that growing and whether or not that would be accretive or dilutive to the overall SCS margin profile? Thanks.

Robert Sanchez: Steve, you want to take that?

Steve Sensing: Yeah, sure will. Also, Brian, let me hit the auto side. We're still experiencing part shortages. It started off as semiconductor and now it's kind of spread through some other components. So, as that kind of solidifies in the back half, we should get back to full run rates. So that is an unknown. On the e-comm side, let me take a minute just to kind of talk a little bit broader about the acquisition. The big thing is that this acquisition brought to us is that now gives us a port to door capability. So the Whiplash team, great operating team, great sales team. They exceeded sales expectations in Q1, but now we can go to customers, whether they're small emerging brands, all the way up to blue chip customers, provide port drayage services in the Northwest LA area, New Jersey and Savannah. And then again, the technology stack, we believe is a differentiator as well as the parcel optimization capability. So exciting for us, I think the integration's going on track to our expectations and starting to see some cross sale opportunities with the base business.

Robert Sanchez: So, I'll just add to that a couple points. One is the auto. So the second half we're really looking at disruption still in Q3, I think in general, across our customers. And then Q4 may be tailing off a little bit, but really a big driver of the improvement is our price and contract renegotiations that we still continue to feel very positive about. The other thing I would add is this e-comm, as Steve mentioned, we're really happy with the operations we've picked up. We do think that will become a meaningful part of the supply chain story over the next several years, and certainly be accretive and I think a big part of the growth.

Brian Ossenbeck: All right. Thanks, Robert. And is there anything else you think you need to add to fully flush out that solution or is it pretty much all in place at this point and just looking to grow?

Steve Sensing: Yeah, I would say the technology stack is where the team's focused right now. We always have to stay ahead of the competition there. So we've got a plan that we'll be investing here in the back half of the year. So that'll kind of come out, call it early 2023. And in new locations we're going to add in the e-comm space, we'll probably add over a million square feet. You may have seen the press release earlier this week. We opened up a new location in Columbus, Ohio. We've got a new location opening up in LA, and then the one we talked about earlier this year in the south of Atlanta, so that that's a continued investment across the, across the board. same thing on the big and bulky side. This year, we've already
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

expanded two locations and added two new locations to their portfolio. And we've got about five more expansion/additions planned for the back half of the year. So space, you got to get closer to the customer, so you can speed up the delivery to the end consumer.

Robert Sanchez: The other thing in terms of modeling a growth for e-comm, it is really a hot area right now. And I think if you think about where that business could be in the next several years, we are expecting that business to be a billion dollar business and whether it's three years or four years, but we do see that at the growth rates that we expect that that's a billion dollar business for us.

Brian Ossenbeck: Okay, great. Thanks. Appreciate all the detail.

Robert Sanchez: Thanks, Brian.

Operator: We'll now I'll take our next question from Justin Long with Stephens.

Justin Long: Thanks. I wanted to go back to the comments around $4.50 to $5 of over earnings from an EPS perspective. As you ran the math and came up with that range, what did you assume were the decline in used pricing and rental demand versus where we are today? And then maybe on the 2022 guidance as well, curious if you could share the updated estimate for gains on sale for the full year.

Robert Sanchez: Yeah. On the $4.50 to $5, we're assuming gains of 75 to $100 million. John, I believe that's the number as a more normalized gain number. And then rental really going back to more normalized utilization levels. That's really how we get to those numbers. In terms of the balance of the year, I'm not sure we've given guidance on gains for the year. So John, I don't know if there's any other color back half earnings estimates?

John Diez: No, Justin, but you could look at our raise for the balance of your forecast of $2. And if you account for the majority of that being UBS, that'll give you an idea of where we're ending up for gains number. We are seeing pricing sequentially get stronger. And we expect then in the second half for proceeds to start moderating from the record levels we're enjoying today.

Justin Long: Okay. Got it. Thanks for the time.

Operator: We'll take our next question from Bert [inaudible].

Bert [?]: Yeah. Thank you. Good morning, everyone. Robert, I think it's fair to say you've conveyed greater confidence in the shape of Ryder's future earnings volatility. Just thinking about this cycle versus past, if you had to select, would you say that's more a function of supply chain solutions growth, or do you think the lease pricing changes are driving that more?

Robert Sanchez: Well, I'm going to give you the easy answer, which is both, but I'll tell you, look, I think the way to look at it is the earnings power of the company has gone up. That is primarily driven by
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

FMS initially, and I would say lease and all the maintenance, not just lease, it's the maintenance cost initiatives that we've put in place over the last several years have produced $100 million in savings, a lower annual cost, if you will. ZBB, our zero based budgeting program that we put in place several years ago also brought us significant reduction in annual cost. And then now I would tell you you're beginning to see the benefits of the supply chain and dedicated growth, and that I would tell you the lifting of the base is maybe more FMS. The future growth is maybe more supply chain and dedicated. That might be the best way to look at it.

Bert [?]: Great. Thank you.

Operator: We'll take our next question from Scott Group with Wolfe Research.

Scott Group: Hey, thanks for the follow up. So just going back again to this sort of $9 number, does that include the benefit from continued leasing pricing?

Robert Sanchez: No, that's just applying the $4.50 to $5 to this year's number. So, next year, as we continue to get lease benefit, you're going to get an offset to that number, which will make the $9 higher as we grow supply chain and dedicated. They're going to generate more earnings. You're going to get a higher number as we just, just catching the tail of the margin improvement in supply chain and dedicated for next year. Supply chain dedicated margins are going up significantly between the first and second half of the year. Next year, you're going to get the benefit of that also as that catches its tail. So all of that, I would say is, are offsets if you will, to that takeaway, if you want to look at it that way and would move that $9 up as we go into next year and the following year.

Scott Group: Is there a rough ballpark, just from the lease pricing, if you were to take the whole book and price it to where you think market rates are, like, how much do you think you're underearning on lease pricing right now?

Robert Sanchez: Yeah, look, we have not given that level of detail or the level that we have given is, and maybe of course you guys do a little bit more math, but we've said that historically we were getting 60 to 100 basis points spread, and we're now targeting 100 to 150 and getting about 150 basis points spread. So that difference in spread is really the ongoing benefit each year, as you turn over 50% of the fleet, you're going to get that improvement in returns on the units that you're turning over, plus the better growth.

Scott Group: Right. And just last one, you said that number assumes 75 to $100 million of gains. When I just look back 2016 through 2020, you guys were seeing losses on sales. What is that sort of changes in accounting? Is that something that can't happen again or is very unlikely to happen again if used really starts to slow at some point?

Robert Sanchez: Yeah. Scott, that's the big difference, right? We've significantly lowered our residual value assumptions. So we are certainly - we feel we are positioned in a way that it's very unlikely that we
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Exhibit 99.2
Ryder System First Quarter 2022 Earnings Release Conference Call

would see the need for losses to record losses or any type of additional depreciation. So that's why we're estimating that's - if you just think of, if you just look at pricing where used truck pricing can go, even when you get to the trough levels, we still think we're pretty close or near the trough levels. We're still pretty close to that 75 to $100 million. So, that's why we've kind of given that level of an assumption when we came up with the $4.50 to $5.

Scott Group: So if used prices go back to where they were three years ago, you're still going to do 75 to $100 million of gains?

Robert Sanchez: If they get - right around there, right around. I'll tell you, we have the way that we've set up. Cause remember, we talked about in the way we've established our residual, we've also built in a downturn. So assuming there is a downturn to historically trough levels, right, the ones that happen once every 20 years, we would have less than $75. We'd probably be close to break even, but if you go to anything more normalized, you're in that 75 to $100.

Scott Group: Very helpful. Thank you, guys. Appreciate the time.

Operator: At this time, there are no additional questions. I'd like to turn the call back over to Mr. Robert Sanchez for closing remarks.

Robert Sanchez: Okay. Thank you. Thanks everyone for the questions. Listen, don't forget, please. Preregister for the investor day. We're excited to have that session and get a chance to see all of you live and really be able to lay out more crisply the future of the company and the reasons that we're so excited about. So thank you.

Operator: That concludes today's conference. We thank you all for your participation.
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